Exhibit 99.1

AVITA Medical Reports Fourth Quarter and Full Year 2024 Financial Results

VALENCIA, Calif., February 13, 2025 — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH), a leading therapeutic acute wound care company delivering transformative solutions, today reported financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Financial Highlights and Recent Business Updates

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Commercial revenue of $18.4 million, an increase of approximately 30% compared to the same period in 2023
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Gross profit margin of 87.6%
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On December 19, 2024, the FDA granted 510(k) clearance for Cohealyx™, an AVITA Medical-branded collagen-based dermal matrix
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On December 23, 2024, the FDA approved RECELL GO® mini
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On February 13, 2025, amended the credit agreement with OrbiMed, adjusting the trailing 12-month revenue covenants for upcoming quarters starting from March 31, 2025, through March 31, 2026; the $115 million revenue covenant for all subsequent quarters through the date of debt maturity remains in effect

Full-Year 2024 Financial Highlights

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Commercial revenue of $64.0 million, an increase of approximately 29% compared to the same period in 2023
•
Gross profit margin of 85.8%

"With the December approvals of RECELL GO mini and Cohealyx, we have established our position in therapeutic acute wound care," said Jim Corbett, Chief Executive Officer of AVITA Medical. "Our expanded portfolio now offers clinicians a suite of advanced technologies optimized for wound healing, effectively accelerating the time to patient recovery. This transformation positions us for long-term growth."

Future Milestones

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Rollout RECELL GO mini into burn and trauma centers that currently treat smaller wounds during the first quarter of 2025
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Develop clinical data for Cohealyx in early 2025 to build on preclinical porcine model success and support its full commercial launch. The post-market clinical study, Cohealyx I, will assess performance in real-world settings, focusing on clinical efficacy and cost savings in the treatment of full-thickness wounds and burns
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Launch full commercialization efforts for Cohealyx by April 1, 2025
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Expect the notified body in the European Union to grant the CE mark for RECELL GO by mid-2025; fully prepared to meet supply demands upon approval

Financial Guidance

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Commercial revenue for the full-year 2025 is expected to be in the range of $100 to $106 million, reflecting growth of approximately 55% to 65% over the full-year 2024
•
Expect to generate free cash flow in the second half of 2025 and reach GAAP profitability during Q4 2025

"In the fourth quarter, we reported a $4.1 million decline in operating expenses compared to the third quarter, reflecting our continued operational efficiencies," said David O'Toole, Chief Financial Officer of AVITA Medical. "Moreover, our strategic focus on streamlining expenses contributed to a decrease in the use of cash for the fourth quarter compared to the third quarter. This downward trend is expected to continue over the next three quarters as we work toward generating free cash flow in the second half of the year and achieving GAAP profitability in the fourth quarter of 2025."

Fourth Quarter 2024 Financial Results

Commercial revenue was $18.4 million in the three-months ended December 31, 2024, an increase of $4.2 million, or 30%, compared to $14.1 million in the corresponding period in the prior year. The growth in commercial revenue was largely driven by accelerating the transition to RECELL GO, through deeper penetration within both existing customer accounts and new accounts targeting full-thickness skin defects in trauma centers.

Gross profit margin was 87.6% compared to 87.3% in the corresponding period in the prior year.

Total operating expenses for the quarter were $26.1 million, compared to $24.7 million in the same period in 2023. The quarter-over-quarter increase is primarily attributable to a $3.9 million rise in sales and marketing expenses associated with higher employee-related costs, including salaries and benefits, commissions, stock-based compensation, and professional fees, as a result of the Company's expanded commercial organization. This increase was partially offset by a $0.6 million decrease in G&A expenses, attributable to lower salaries and benefits and reduced professional fees. Additionally, R&D costs decreased by $1.9 million, as a result of lower third-party professional fees related to the completion of the vitiligo TONE study.

Interest expense increased approximately $0.2 million in comparison to the same period in the prior year due to the interest expense incurred from the long-term debt of $40.0 million under the OrbiMed Credit Agreement.

Other (expense) income, net decreased by $6.6 million to expense of $0.3 million from income of $6.3 million in the prior period. In the current period, other (expense) income consists of a non-cash charge of $0.7 million related to the change in fair value of the warrant liability, offset by $0.4 million in income related to the Company's investments. The prior period income consisted of $1.2 million related to our investments and other gains, and a $9.4 million non-cash foreign exchange gain as a result of the foreign entity liquidation, partially offset by a loss on debt issuance of $1.2 million, debt issuance costs of $0.8 million, the change in fair value of our debt of $1.6 million, and a change in fair value of warrants for $0.7 million.

Net loss was $11.6 million, or a loss of $0.44 per basic and diluted share, compared to a net loss of $7.1 million, or a loss of $0.28 per basic and diluted share, in the same period in 2023.

As of December 31, 2024, the Company had approximately $35.9 million in cash, cash equivalents, and marketable securities.

Full-Year 2024 Financial Results

Commercial revenue was $64.0 million, an increase of $14.2 million, or 29%, compared to $49.8 million in the same period in 2023. The growth in commercial revenues was largely driven by deeper penetration within both existing customer accounts and new accounts targeting full-thickness skin defects in trauma centers.

Gross profit margin was 85.8% compared to 84.5% in the corresponding period in the prior year. This increase was largely driven by increases in both revenues and the volume of production.

Total operating expenses for the year were $111.8 million compared to $86.4 million in the same period in 2023. The increase in operating expenses is primarily attributable to $20.9 million in higher sales and marketing expenses associated with employee-related costs, including salaries and benefits, commissions, professional fees, and travel expenses, as a result of the Company's expanded commercial organization. G&A expenses increased by $4.9 million as a result of higher salaries and benefits and stock-based compensation. In addition, R&D costs decreased by $0.5 million, which was primarily due to lower professional fees, offset by an increase in employee-related compensation costs within the expanded team of medical science liaisons.

Interest expense increased approximately $4.2 million in comparison to the prior year due to the interest expense incurred from the long-term debt of $40.0 million under the OrbiMed Credit Agreement.

Other (expense) income, net decreased by $8.3 million from income of $8.5 million to income of $0.2 million. In the current year, other (expense) income, net consisted of $2.7 million in income related to our investments and $0.3 million in other net gains, offset by non-cash charges of $2.5 million due to the change in fair value of the debt and $0.3 million due to the change in fair value of warrant liability. In the prior period, other (expense) income, net consisted of $3.4 million in income from investment activities and other gains, the wind down of certain foreign subsidiaries that resulted in a $9.4 million gain, partially offset by a loss on debt issuance of $1.2 million, debt issuance costs of $0.8 million and the change of fair value of the debt of $1.6 million and change in fair value of warrants of $0.7 million.

Net loss was $61.8 million, or a loss of $2.39 per basic and diluted share, compared to a net loss of $35.4 million, or a loss of $1.40 per basic and diluted share, in the prior year. The increase in net loss was driven by the higher operating expenses and lower other income, net, partially offset by higher gross profit as described above.

BARDA income decreased to zero, compared to $1.4 million in the corresponding period in the prior year due to the ending of reimbursable clinical trials. BARDA income in the prior year consisted of funding received from the Biomedical Advanced Research and Development Authority, under the Assistant Secretary for Preparedness and Response, within the U.S. Department of Health and Human Services, under ongoing USG Contract No. HHSO100201500028C.

Webcast and Conference Call Information

AVITA Medical will host a conference call on Thursday, February 13, 2025, at 1:30 p.m. Pacific Time (Friday, February 14, 2025, at 8:30 a.m. Australian Eastern Daylight Time) to discuss its fourth quarter and full year 2024 financial results and recent business highlights. The live webcast will be accessible under the Events & Presentations section of the AVITA Medical website at ir.avitamedical.com. To participate by telephone, please register in advance to receive dial-in details and a personal PIN at https://register.vevent.com/register/BI29f3bbccb79a445a8b8112bedffd2b61. A replay of the webcast will be available shortly after the live event.

About AVITA Medical, Inc.

AVITA Medical® is a leading therapeutic acute wound care company delivering transformative solutions. Our technologies optimize wound healing, effectively accelerating the time to patient recovery. At the forefront of our platform is the RECELL® System, approved by the U.S. Food and Drug Administration for the treatment of thermal burn wounds and full-thickness skin defects. RECELL harnesses the regenerative properties of a patient’s own skin to create Spray-On Skin™ Cells, delivering a transformative solution at the point-of-care. This breakthrough technology serves as the catalyst for a new treatment paradigm enabling improved clinical outcomes. In the United States, AVITA Medical also holds the exclusive rights to market, sell, and distribute PermeaDerm®, a biosynthetic wound matrix, and Cohealyx™, an AVITA Medical-branded collagen-based dermal matrix.

In international markets, the RECELL System is approved to promote skin healing in a wide range of applications including burns and full-thickness skin defects. The RECELL System, excluding RECELL GO®, is TGA-registered in Australia, has received CE mark approval in Europe, and has PMDA approval in Japan.

To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements generally may be identified by the use of words such as “anticipate,” “expect,” “intend,” “could,” “would,” “may,” “will,” “believe,” “continue,” “estimate,” “look forward,” “forecast,” “goal,” “target,” “project,” “outlook,” “guidance,” “future,” and similar words or expressions, and the use of future dates. Forward-looking statements include, but are not limited to, statements relating to the timing and realization of regulatory approvals of our products; physician acceptance, endorsement, and use of our products; failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business effects, including the effects of industry, as well as other economic or political conditions outside of the Company’s control. These statements are made as of the date of this release, and the Company undertakes no obligation to publicly update or revise any of these statements, except as required by law. For additional information and other important factors that may cause actual results to differ materially from forward-looking statements, please see the “Risk Factors” section of the Company’s latest Annual Report on Form 10-K and other publicly available filings for a discussion of these and other risks and uncertainties.

Investor & Media Contact:

Jessica Ekeberg

Phone +1-661-904-9269

investor@avitamedical.com

media@avitamedical.com

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.

AVITA MEDICAL, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of
	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$14,050	$22,118
Marketable securities	21,835	66,939
Accounts receivable, net	11,786	7,664
BARDA receivables	56	30
Prepaids and other current assets	2,004	1,659
Inventory	7,269	5,596
Total current assets	57,000	104,006
Plant and equipment, net	10,018	1,877
Operating lease right-of-use assets	3,571	2,440
Corporate-owned life insurance (“COLI”) asset	3,006	2,475
Intangible assets, net	5,570	487
Other long-term assets	546	355
Total assets	$79,711	$111,640
LIABILITIES, NON-QUALIFIED DEFERRED COMPENSATION PLAN SHARE AWARDS AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$6,294	$3,793
Accrued wages and fringe benefits	10,451	7,972
Current non-qualified deferred compensation (“NQDC”) liability	2,094	168
Other current liabilities	1,319	1,266
Total current liabilities	20,158	13,199
Long-term debt	42,245	39,812
Non-qualified deferred compensation liability	2,969	3,663
Contract liabilities	324	357
Operating lease liabilities, long term	2,840	1,702
Warrant liability	3,432	3,158
Contingent liability	3,000	-
Total liabilities	74,968	61,891
Non-qualified deferred compensation plan share awards	244	693
Commitments and contingencies
Stockholders' equity:
Common stock, $0.0001 par value per share, 200,000,000 shares authorized, 26,354,042 and 25,682,078, shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	3	3
Preferred stock, $0.0001 par value per share, 10,000,000 shares authorized, no shares issued or outstanding at December 31, 2024 and December 31, 2023	-	-
Company common stock held by the non-qualified deferred compensation plan	(1,319)	(1,130)
Additional paid-in capital	367,568	350,039
Accumulated other comprehensive loss	(1,939)	(1,887)
Accumulated deficit	(359,814)	(297,969)
Total stockholders’ equity	4,499	49,056
Total liabilities, non-qualified deferred compensation plan share awards and stockholders’ equity	$79,711	$111,640

AVITA MEDICAL, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three-Months Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Sales revenue	$18,212	$14,195	$63,893	$50,143
Lease revenue	194	-	358	-
Total revenues	18,406	14,195	64,251	50,143
Cost of sales	(2,280)	(1,796)	(9,094)	(7,780)
Gross profit	16,126	12,399	55,157	42,363
BARDA income	-	59	-	1,428
Operating expenses:
Sales and marketing	(14,109)	(10,216)	(58,195)	(37,291)
General and administrative	(7,124)	(7,750)	(33,195)	(28,334)
Research and development	(4,850)	(6,765)	(20,360)	(20,821)
Total operating expenses	(26,083)	(24,731)	(111,750)	(86,446)
Operating loss	(9,957)	(12,273)	(56,593)	(42,655)
Interest expense	(1,298)	(1,122)	(5,361)	(1,143)
Other (expense) income, net	(316)	6,342	163	8,483
Loss before income taxes	(11,571)	(7,053)	(61,791)	(35,315)
Income tax expense	(19)	(12)	(54)	(66)
Net loss	$(11,590)	$(7,065)	$(61,845)	$(35,381)
Net loss per common share:
Basic and diluted	$(0.44)	$(0.28)	$(2.39)	$(1.40)
Weighted-average common shares:
Basic and diluted	26,146,234	25,477,690	25,883,056	25,331,264